As filed with the Securities and Exchange Commission on March 10, 2009

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	13-3818604
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

4810 Eastgate Mall

San Diego, California 92121

(858) 812-7300

(Address of Principal Executive Offices)

1998 Digital Fusion, Inc. Stock Option Plan

1999 Digital Fusion, Inc. Stock Option Plan

2000 Digital Fusion, Inc. Stock Option Plan

Amended and Restated 2005 Digital Fusion, Inc. Equity Incentive Plan

(Full title of the Plan(s))

Deanna H. Lund

Senior Vice President and Chief Financial Officer

Kratos Defense & Security Solutions, Inc.

4810 Eastgate Mall

San Diego, California 92121

(858) 812-7300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Scott M. Stanton, Esq.

Morrison & Foerster LLP

12531 High Bluff Drive, Suite 100

San Diego, California 92130

(858) 720-5100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)(2)	Amount to be registered (3)	Proposed maximum offering price per share(4)	Proposed maximum aggregate offering price	Amount of registration fee
1998 Digital Fusion, Inc. Stock Option Plan

Common Stock, par value $0.001 per share	105,796	$0.74	$78,289.04	$3.08

1999 Digital Fusion, Inc. Stock Option Plan

Common Stock, par value $0.001 per share	175,579	$1.85	$324,821.15	$12.77

2000 Digital Fusion, Inc. Stock Option Plan

Common Stock, par value $0.001 per share	567,707	$0.71	$403,071.97	$15.84

Amended and Restated 2005 Digital Fusion, Inc. Equity Incentive Plan

Common Stock, par value $0.001 per share	3,122,168	$1.17	$3,652,936.56	$143.56

(1)                    Each share of Common Stock includes a right to purchase one one-hundredth of a share of Series C Preferred Stock, par value $0.001 per share.

(2)                    The securities to be registered include options and other rights to acquire Common Stock ($0.001 par value per share) issuable pursuant to the applicable plan. Pursuant to the Agreement and Plan of Merger among Kratos Defense & Security Solutions Inc., Dakota Merger Sub, Inc. and Digital Fusion, Inc., the Registrant assumed all of the outstanding options to purchase stock of Digital Fusion, Inc. and, as a result of such assumption, such stock options now reflect the right to acquire shares of the Registrant’s Common Stock, subject to appropriate adjustments to the number of shares and exercise price of each such option.

(3)                    Pursuant to Rule 416(a), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

(4)                    Estimated pursuant to Rule 457 solely for purposes of calculating the registration fee based upon the weighted average exercise price of the outstanding stock options as of December 24, 2008, the date such stock options were assumed by the Registrant.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.        Plan Information.

Not required to be filed with this Registration Statement.

Item 2.        Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.        Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “SEC”) are incorporated by reference herein:

(a)           The Registrant’s latest annual report on Form 10-K for the fiscal year ended December 28, 2008 filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), containing audited financial statements for the Registrant’s latest fiscal year ended December 28, 2008 as filed with the SEC on March 10, 2009;

(b)           All other reports and information filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above;

(c)           The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 000-27231), filed under Section 12(g) of the Exchange Act on September 3, 1999, including any subsequent amendment or report filed for the purpose of amending such description; and

(h)           The description of the Registrant’s purchase rights for Series C Preferred Stock, par value $0.001 per share, contained in the Registrant’s Registration Statement on Form 8-A (File No. 000-27231), initially filed under Section 12(g) of the Exchange Act on December 17, 2004, including any subsequent amendment or report filed for the purpose of amending such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.        Description of Securities.

                Not applicable.

Item 5.        Interests of Named Experts and Counsel.

                Not applicable.

Item 6.        Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation’s board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”).  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. The Registrant’s amended and restated bylaws provides for indemnification of its directors, officers, employees and agents to the maximum extent permitted by the Delaware General Corporation Law. The Registrant’s amended and restated certificate of incorporation provides that the liability of its directors for monetary damages shall be eliminated to the fullest extent under applicable law. The Registrant has entered into indemnification agreements with its officers and directors. The Registrant maintains directors and officers liability insurance.

Item 7.        Exemption From Registration Claimed.

Not applicable.

Item 8.        Exhibits.

See Exhibit Index.

Item 9.        Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or them most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of the expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on this 10th day of March, 2009.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

By:	/s/ Eric M. DeMarco
Eric M. DeMarco
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, Eric M. DeMarco and Deanna H. Lund his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Eric M. DeMarco	President, Chief Executive Officer and Director	March 10, 2009
Eric M. DeMarco	(Principal Executive Officer)

/s/ Deanna H. Lund	Senior Vice President and Chief Financial Officer	March 10, 2009
Deanna H. Lund	(Principal Financial and Accounting Officer)

/s/ Scott I. Anderson	Director	March 10, 2009
Scott I. Anderson

Director
Bandel L. Carano

/s/ William A. Hoglund	Director	March 10, 2009
William A. Hoglund

Director
Scot B. Jarvis

/s/ Samuel N. Liberatore	Director	March 10, 2009
Samuel N. Liberatore

EXHIBIT INDEX

Exhibit Numbers		Exhibit Description

4.1	(1)	Amended and Restated Certificate of Incorporation of the Company

4.2	(2)	Amended and Restated Bylaws of the Company

4.3	(3)	Certificate of Designation of Series C Preferred Stock of Registrant

4.4	(3)

Rights Agreement, dated as of December 16, 2004, between the Registrant and Wells Fargo Bank, N.A., including the form of Rights Certificate, the Summary of Rights and the Certificate of Designation of the Series C Preferred Stock of Registrant

4.5		1998 Digital Fusion, Inc. Stock Option Plan

4.6		1999 Digital Fusion, Inc. Stock Option Plan

4.7		2000 Digital Fusion, Inc. Stock Option Plan

4.8		Amended and Restated 2005 Digital Fusion, Inc. Equity Incentive Plan

5.1		Opinion of Morrison & Foerster LLP

23.1		Consent of Independent Registered Public Accounting Firm

23.2		Consent of Morrison & Foerster LLP (contained in Exhibit 5.1)

24.1		Power of Attorney (included in the signature page of this Registration Statement)

(1)          Previously filed as an exhibit to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, and incorporated herein by reference.

(2)          Previously filed as an exhibit to the Registrant’s Current Report on Form 10-K/A filed on April 29, 2008, and incorporated herein by reference.

(3)          Previously filed as an exhibit to the Registrant’s Current Report on Form 8-K filed on December 17, 2004, and incorporated herein by reference.